As filed with the Securities and Exchange Commission on February 13, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ryerson Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	26-1251524
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

227 W. Monroe St. 27th Floor Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Ryerson Holding Corporation Second Amended and Restated 2014 Omnibus Incentive Plan

Olympic Steel, Inc. Amended and Restated 2007 Omnibus Incentive Plan

Inducement Restricted Stock Unit Awards for Richard T. Marabito

Inducement Restricted Stock Unit Awards for Andrew S. Greiff

Inducement Restricted Stock Unit Awards for Richard A. Manson

(Full title of the plans)

Mark S. Silver

Executive Vice President and Chief Legal and Risk Officer

Ryerson Holding Corporation

227 W. Monroe St., 27th Floor

Chicago, Illinois 60606

(Name and address of agent for service)

(312) 292-5000

(Telephone number, including area code, of agent for service)

Copies to:

Cristopher Greer, Esq.

Thomas Sharkey, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On February 13, 2026, Ryerson Holding Corporation (“Ryerson” or “Registrant”) completed the acquisition of Olympic Steel, Inc. (“Olympic Steel”), pursuant to the terms of the Agreement and Plan of Merger, (the “Merger Agreement”), dated as of October 28, 2025, by and among Ryerson, Crimson MS Corp., an Ohio corporation and a direct wholly owned subsidiary of Ryerson (“Merger Sub”), and Olympic Steel, whereby Merger Sub merged with and into Olympic Steel (the “Merger”), with Olympic Steel continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Ryerson. All defined terms used in this Registration Statement on Form S-8 that are not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

This Registration Statement on Form S-8 registers the following:

•

375,559 shares of Ryerson common stock, par value $0.01 per share (“Common Stock”), issuable under the Ryerson Holding Corporation Second Amended and Restated 2014 Omnibus Incentive Plan (as amended, the “Ryerson Stock Plan”), in accordance with, and subject to the terms and conditions of, an exception under Rule 303A.08 of the New York Stock Exchange Listed Company Manual and interpretative guidance thereunder (“NYSE Rule 303A.08”) (such shares available for issuance under the Ryerson Stock Plan, the “Olympic Steel Share Reserve”). The Olympic Steel Share Reserve represents the remaining shares of Olympic Steel that were available for issuance under the Olympic Steel Stock Plan (as defined below) immediately prior to the Merger, as adjusted to reflect the application of the exchange ratio in the Merger Agreement. Pursuant to an exemption provided by NYSE Rule 303A.08, shares that are available for grant under a pre-existing stockholder approved plan of an issuer that is acquired in an acquisition or merger may be used by the listed acquiring company for certain post-transaction grants, either under the pre-existing plan or another plan, without further stockholder approval by stockholders of the listed acquiring company; provided that; (i) the number of shares available for grants after such transaction are appropriately adjusted to reflect the transaction, (ii) the time during which those shares are available is not extended beyond the period when they would have been available under the pre-existing plan, absent the transaction, and (iii) such awards are not granted to individuals who were employed by the granting company or its subsidiaries immediately prior to the time that the merger or acquisition was consummated.

•

319,643 shares of Common Stock, issuable under the Olympic Steel Amended and Restated 2007 Omnibus Incentive Plan (the “Olympic Steel Stock Plan”), which represent certain outstanding restricted stock units that were granted and outstanding under the Olympic Steel Stock Plan prior to the Effective Time of the Merger, which were assumed by the Registrant and, after applying the exchange ratio in the Merger Agreement, were converted into restricted stock units in respect of shares of Common Stock in connection with the Effective Time.

•

Up to an additional 359,999 shares of Common Stock that represent the maximum number of shares reserved for issuance upon the vesting and settlement of restricted stock units (the “Inducement Awards”) granted to each of Richard T. Marabito, who was appointed as the Registrant’s President & Chief Operating Officer, Andrew S. Greiff, who was appointed as Executive Vice President of the Registrant and President of Olympic Steel, and Richard A. Manson, who was appointed as the Senior Vice President, Finance, of the Registrant, each in accordance with, and subject to the terms and conditions of, an exception under NYSE Rule 303A.08. The Inducement Awards were approved by the Registrant’s board of directors, and reaffirmed by the compensation committee of the Registrant’s board of directors, as an inducement material to Messrs. Marabito’s, Greiff’s and Manson’s continued employment with the Registrant following the Effective Time in compliance with, and in reliance on, NYSE Rule 303A.08. The Inducement Awards were granted outside of the Ryerson Stock Plan.

Pursuant to General Instruction E to Form S-8, Registrant incorporates by reference into this Registration Statement the contents of its registration statements relating to the Ryerson Stock Plan, including all exhibits filed therewith or incorporated therein by reference, filed on Form S-8 on March 17, 2015, March 14, 2019, March 4, 2020 and June 8, 2023 (File Nos. 333-202816, 333-230267, 333-236890 and 333-272507), except as expressly modified herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the Commission by the Registrant, are incorporated by reference into this Registration Statement:

•

the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on February 20, 2025, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•

the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the Commission on April  30, 2025, July  29, 2025 and October 28, 2025, respectively, pursuant to the Exchange Act;

•

the Registrant’s Current Reports on Form 8-K or Form 8-K/A filed with the Commission on March  20, 2025, April  22, 2025, April  30, 2025 (only with respect to information filed under Item 8.01), July  21, 2025, July  29, 2025 (only with respect to information filed under Item 8.01), October 28, 2025 (only with respect to information filed under Item 8.01), October  30, 2025, February  6, 2026 (only with respect to information filed under Item 8.01), February  12, 2026, February 13, 2026 (only with respect to information filed under Items 1.01, 2.01, 2.03, 5.02, 8.01 and 9.01), and any other Current Reports on Form 8-K filed since December 31, 2025 (in each case, except for information “furnished” and not “filed”), pursuant to the Exchange Act; and

•

the description of the Registrant’s common stock contained in the Registrant’s Registration Statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents; except as to any information furnished to, rather than filed with, the Commission (including under Items 2.02 and 7.01 of Form 8-K). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) limits its directors’ liability to the fullest extent permitted under Delaware corporate law. Specifically, the Registrant’s directors are not liable to the Registrant or the Registrant’s stockholders for monetary damages for any breach of fiduciary duty by a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which a director derives an improper personal benefit.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The provision regarding indemnification of the Registrant’s directors and officers in the Certificate of Incorporation will generally not limit liability under state or federal securities laws.

Delaware law and the Certificate of Incorporation provide that the Registrant will, in certain situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with the Registrant against judgments, penalties, fines, settlements, and reasonable expenses including reasonable attorney’s fees. Any person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. In addition, certain indemnification agreements to which the Registrant is a party provide for the indemnification of the Registrant’s employees who are party thereto.

The limitation of liability and indemnification provisions in Registrant’s Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Registrant or the Registrant’s stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, Registrant pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

The Exhibits to this Registration Statement are listed in the Index to Exhibits and are incorporated herein by reference.

		Incorporated by Reference				Filed Herewith
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date

5.1	Opinion of Willkie Farr & Gallagher LLP.					X

10.1	Amendment No. 1 to the Ryerson Holding Corporation Second Amended and Restated 2014 Omnibus Incentive Plan.	8-K	001-34735	10.3	February 13, 2026

10.2	Olympic Steel, Inc. Amended and Restated 2007 Omnibus Incentive Plan, as amended and restated effective February 13, 2026.	8-K	001-34735	10.2	February 13, 2026

10.3	Form of Inducement Restricted Stock Unit Agreement, dated February 13, 2026, by and between Ryerson Holding Corporation and each of Richard T. Marabito, Andrew S. Greiff and Richard A. Manson.					X

23.1	Consent of Independent Registered Public Accounting Firm of Ryerson Holding Corporation.					X

23.2	Consent of Independent Registered Public Accounting Firm of Olympic Steel, Inc.					X

23.3	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on the signature page).					X

107	Filing Fee Table.					X

Item 9.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(1) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on February 13, 2026.

RYERSON HOLDING CORPORATION

By:	/s/ Mark S. Silver
Name:	Mark S. Silver
Title:	Executive Vice President and Chief Legal and Risk Officer

POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below constitutes and appoints Mark S. Silver as his true and lawful attorney-in-fact and agent, each acting along with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to this Registration Statement, and to any registration statement filed under Commission Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Edward J. Lehner Name: Edward J. Lehner	Chief Executive Officer and Director (Principal Executive Officer)	February 13, 2026

/s/ James J. Claussen Name: James J. Claussen	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 13, 2026

/s/ Molly D. Kannan Name: Molly D. Kannan	Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	February 13, 2026

/s/ Kirk K. Calhoun Name: Kirk K. Calhoun	Director	February 13, 2026

/s/ Court D. Carruthers Name: Court D. Carruthers	Director	February 13, 2026

/s/ Bruce T. Crawford Name: Bruce T. Crawford	Director	February 13, 2026

/s/ Jacob Kotzubei Name: Jacob Kotzubei	Director	February 13, 2026

/s/ Michelle A. Kumbier Name: Michelle A. Kumbier	Director	February 13, 2026

/s/ Karen M. Leggio Name: Karen M. Leggio	Director	February 13, 2026

/s/ Richard T. Marabito Name: Richard T. Marabito	Director	February 13, 2026

/s/ Peter Scott Name: Peter Scott	Director	February 13, 2026

/s/ Michael D. Sigeal Name: Michael D. Siegal	Director	February 13, 2026

/s/ Richard Stovsky Name: Richard Stovsky	Director	February 13, 2026